Exhibit 10.3.6

December 31, 2013

Julian T. Ross
Chairman & CEO
OxySure Systems, Inc.
10880 John W. Elliott Road
Suite 600
Frisco, TX 75033

Re:	Letter Agreement (this "Agreement") between SINACOLA COMMERCIAL PROPERTIES, LTD., a Texas limited partnership ("Landlord"), and OXYSURE SYSTEMS, INC., a Delaware corporation ("Tenant")

Dear Julian:

Landlord and Tenant have agreed to exchange certain consideration for certain amounts of unpaid Rent owed by Tenant to Landlord for the calendar years 2012 and 2013 under that certain Office Lease Agreement dated March 6, 2007 for the lease of property located in Frisco, Collin County, Texas (as amended, the "Lease") and for certain amounts of unpaid indebtedness owed by Tenant to Landlord under the Matured Notes (as defined herein).   For the purpose of this Agreement, the capitalized terms used herein but not defined shall be given the meaning assigned to them in the Lease.

Now, for valuable consideration to Landlord by Tenant, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree to the following terms and conditions:

Rent Satisfaction
The parties agree that all of Tenant’s outstanding lease payment obligations under the Lease up to and including December 31, 2013, including, but not limited to, Base Rent, will be deemed satisfied in full, subject to the terms and conditions set forth in this Agreement (including, without limitation, the provisions under the heading “Default” below). Tenant shall have no further lease payment obligations to Landlord under the Lease until after December 31, 2013 unless Tenant is in Default, hereinafter defined.

Note Satisfaction
The parties agree that all of Tenant’s outstanding payment obligations under the Matured Notes will be deemed satisfied in full, subject to the terms and conditions set forth in this Agreement (including, without limitation, the provisions under the heading “Default” below).   As used herein, “Matured Notes” mean (i) that certain Third Landlord Note in the principal amount of $110,000 and with a maturity date of October 31, 2012, (ii) that certain Fourth Landlord Note in the principal amount of $110,715 and with a maturity date of October 31, 2012, (iii) that certain Fifth Landlord Note in the principal amount of $50,000 and with a maturity date of June 30, 2013, (iv) that certain Sixth Landlord Note in the principal amount of $50,000 and with a maturity date of June 30, 2013, (v) that certain Seventh Landlord Note in the principal amount of $50,050 and with a maturity date of November 30, 2013, and (vi) that certain Eighth Landlord Note in the principal amount of $50,050 and with a maturity date of November 30, 2013.

SINACOLA COMMERCIAL PROPERTIES, LTD
10950 RESEARCH ROAD
FRISCO, TX 75033
(214) 387-3900

January ___, 2014

Cash Payments
Upon execution of this Agreement by Landlord and Tenant, Tenant shall pay to Landlord two cash payments.  The first cash payment shall be in the amount of twenty-five thousand dollars ($25,000.00).  The second cash payment shall be in the amount of four thousand eight-hundred ninety-two dollars and forty-seven cents ($4,892.47).  The second cash payment represents the amount owed by Tenant for the estimated January 2014 operating expenses due under the Lease. The first and second cash payments are collectively (the “Payments”).

Stock Issuances
Upon execution of this Agreement by Landlord and Tenant,  Tenant shall issue to Landlord an aggregate of 1,289,986 shares of Tenant’s common stock, par value $0.0004 per share (the “Tenant Stock”), as follows:

1.     644,347 shares of Tenant Stock for  unpaid Base Rent and expenses owed to Landlord during the 2012 and 2013 Lease years;

2.     220,013 shares of Tenant Stock as consideration for Landlord’s agreement to  extend the term of the Lease, as set forth under the heading “Lease Extension” below;

3.     403,807 shares of Tenant Stock as Tenant’s payment in full of the Matured Notes and waive the further exercise of its rights in connection with Tenant’s existing defaults thereunder; and

4.     21,819 shares of Tenant Stock as the remaining shares due and outstanding from that certain Conversion Agreement dated December 30, 2011 between Landlord and Tenant.

All of the foregoing shares of Tenant Stock are issued in reliance on Section 4(2) of the Securities Act of 1933, as amended, and are exempt from registration under the Securities Act of 1933.Landlord represent that it is an accredited investor, as that term is defined in Regulation D, and that it is acquiring the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

January ___, 2014

Lease Extension:
Landlord and Tenant acknowledge and agree that Tenant shall, concurrently with their execution of this Agreement,  enter into a formal amendment to the Lease, in the form of the Third Amendment to Office Lease Agreement attached hereto as Exhibit A (the “Lease Amendment”), whereby the term of the Lease shall be extended to December 31, 2017.

Ratification
Landlord and Tenant hereby ratify and confirm their obligations under the Lease.  Additionally, both the Landlord and the Tenant confirm and ratify that, as of the date hereof, the Lease, as amended by the Lease Amendment, is and remains in good standing and in full force and effect. Further, Landlord ratifies and confirms that (a) to Landlord's actual knowledge, there is no existing default by Landlord or Tenant under the Lease, and (b) Landlord knows of no event which, with notice or the passage of time or both, would constitute a default under the Lease. Further, Tenant ratifies and confirms that (a) to the Tenant's actual knowledge, there is no existing default by Tenant or Landlord under the Lease, and (b) Tenant knows of no event which, with notice or the passage of time or both, would constitute a default under the Lease.

Default
If Tenant shall default on any of the obligations contained in this Agreement (including, without limitation, the obligations described under the headings “Cash Payments,” “Stock Issuances,” and “Lease Extension” above) and such default remains uncured after fourteen (14) days of written notice to Tenant (a “Default”), then this Agreement may be terminated immediately by Landlord and (i) such termination shall render this Agreement null and void, (ii) all past-due Base Rent and expenses otherwise satisfied pursuant to this Agreement shall be immediately due and payable and subject to all terms under the Lease, and (ii) all past-due amounts under the Matured Notes shall be immediately due and payable and subject to all terms under the Delinquent Notes.

Assignment	This Agreement, and the rights and obligations hereunder, may be assigned by Landlord at any time to any affiliated entity without the consent of Tenant.

Binding Effect; Governing Law
As of the date of this Agreement, the Lease, as amended by the Lease Amendment, shall remain in full effect and this Agreement shall be binding upon Landlord and Tenant and their respective successors and assigns.  This Agreement shall be interpreted under the laws of the State of Texas, excluding its choice of law provisions, and any disputes arising under this Agreement shall be heard only in the courts located in Collin County, Texas.

January ___, 2014

Entire Agreement
This Agreement constitutes the entire agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes all previous agreements and understandings, written or oral, between them with respect to the subject matter hereof.

Attorneys Fees
Landlord shall be entitled to recover all of its reasonable attorneys' fees, costs and expenses incurred as a result of any uncured breach of this Agreement by Tenant or incurred by Landlord in enforcing this Agreement.

[SIGNATURES TO FOLLOW ON NEXT PAGE]

January ___, 2014

If you are in agreement with the foregoing, please sign and return one copy of this Agreement, which thereupon will constitute our binding agreement with respect to its subject matter.

Sincerely, SINACOLA COMMERCIAL PROPERTIES, LTD., a Texas limited partnership

By:	FRISCO INDUSTRIAL, INC.,
a Texas corporation, its general partner

By:
	Name:	Michael A. Sinacola
	Title:	President

ACKNOWLEDGED AND AGREED,
EFFECTIVE AS OF December 31, 2013

OXYSURE SYSTEMS, INC.,
a Delaware corporation

By:
Name:	Julian T. Ross
Title:	Chairman & CEO

EXHIBIT A
LEASE AMENDMENT

[See attached]

SINACOLA COMMERCIAL PROPERTIES, LTD
10950 RESEARCH ROAD
FRISCO, TX 75033
(214) 387-3900